Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Home BancShares, Inc.

Conway, Arkansas

We consent to the incorporation by reference in the registration statement of Home BancShares, Inc. on Forms S-8 (Nos. 333-136645, 333-148763, 333-151843, 333-188591, 333-211116 and 333-229805) and Form S-3 (No. 333-228611) of our reports dated February 26, 2019, on our audits of the consolidated financial statements of Home BancShares, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, which is included in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 2019, on our audit of the internal control over financial reporting of Home BancShares, Inc. as of December 31, 2018, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Little Rock, Arkansas

February 26, 2019